CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of this 19th day of June, 2014, by and among Asia Green Food Enterprise Limited, a corporation incorporated under the laws of the British Virgin Islands (“Holdco”) and certain existing stockholders (the “Contributing Stockholders”) of Asia Green Agriculture Corporation, a Nevada corporation (“AGAC”), in each case, set forth in Schedule A attached hereto, upon the following premises:

WHEREAS, AGAC is a publicly held corporation with its shares of common stock, $0.001 par value per share (the “Common Stock”), quoted on the OTC Bulletin Board;

WHEREAS, the Contributing Stockholders currently own an aggregate of 34,454,475 shares of Common Stock in the individual amounts set forth on Schedule A attached hereto, constituting all of the shares of Common Stock held by each such stockholder, respectively;

WHEREAS, in connection with the consummation of the merger of Merger Sub with AGAC, as described below, the Contributing Stockholders desire to contribute 34,454,475 shares of Common Stock held by them to Holdco in exchange, on a one-for-one basis, for 34,454,475 ordinary shares of Holdco, $0.0005 par value per share (the “Ordinary Shares”);

WHEREAS, AGF Industrial Limited (“Merger Sub”) is a newly formed Nevada corporation for the purpose of causing a merger with AGAC;

WHEREAS, Holdco expects to contribute to Merger Sub all of the shares of Common Stock contributed to Holdco by the Contributing Stockholders in exchange for one share of common stock, $0.01 par value, of Merger Sub;

WHEREAS, the Ordinary Shares to be issued to the Contributing Stockholders constitute all of the issued and outstanding shares of Holdco.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE 1. REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING STOCKHOLDERS

Each of the Contributing Stockholders hereby represents and warrants, severally and not jointly, as of the date of this Agreement as follows:

Section 1.1 Authority. He, she or it has the full power, authority, and legal right and has taken all action required by law, and otherwise to consummate the transactions herein contemplated. With respect to Contributing Stockholders that are entities, the execution, delivery and performance by it of this Agreement and the consummation of the transactions herein contemplated have been duly authorized by all necessary corporate action, and no other action is required on its part in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions herein contemplated. This Agreement has been duly executed and delivered by he, she or it and, assuming the due authorization, execution and delivery hereof and thereof by the other parties, this Agreement constitutes the valid and legally binding obligation of he, she or it, enforceable against he, she or it in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affective creditors’ rights generally or general equitable principles.

Section 1.2 Title. He, she or it holds of record and owns beneficially the Common Stock in the amount set forth on Exhibit A free and clear of any restrictions on transfer, taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF HOLDCO

Holdco hereby represents and warrants as of the date of this Agreement as follows:

Section 2.1 Organization. It is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

Section 2.2 Authority. It has the full power, authority, and legal right and has taken all action required by law, and otherwise to consummate the transactions herein contemplated. The execution, delivery and performance by it of this Agreement and the consummation of the transactions herein contemplated have been duly authorized by all necessary corporate action, and no other action is required on its part in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions herein contemplated. This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery hereof and thereof by the other parties, this Agreement constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affective creditors’ rights generally or general equitable principles.

Section 2.3 Valid Issuance. When issued and exchanged against receipt of consideration in accordance with Sections 3.1 and 3.2 on the Closing Date (as defined below), the Ordinary Shares will be validly issued, fully paid and nonassessable.

Section 2.4 No Other Liabilities. Except for the liabilities or obligations pursuant to its memorandum and articles of association, this Agreement and the transactions contemplated hereby or incident to its formation, it does not have any liabilities or obligations of any nature.

ARTICLE 3. PLAN OF CONTRIBUTION

Section 3.1 Contribution. (a) On the terms set forth in this Agreement and subject to the conditions of (A) Holdco’s receipt of a stockholders’ list of AGAC, dated no more than two (2) business days prior to the date hereof, including names and addresses of each stockholder and reflecting that (i) each Contributing Stockholder is the record holder of the shares of Common Stock set forth opposite its, his or her name on Schedule A attached hereto and (ii) the Contributing Stockholders collectively hold at least 90% of the outstanding shares of Common Stock, certified by the current transfer agent of AGAC; and (B) clearance of comments (if any) by the U.S. Securities and Exchange Commission of a Schedule 13E-3, each Contributing Stockholder, by executing this Agreement, agrees to assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the shares of Common Stock in the individual amounts set forth on Schedule A attached hereto to Holdco (the “Contribution”) immediately after the satisfaction or waiver of the conditions set forth above or another date agreed among the parties (the “Closing Date”), by delivering to Holdco the stock certificates evidencing his, her or its shares of Common Stock with a stock power form executed in blank before the Closing Date. In exchange for the transfer of such shares of Common Stock by the Contributing Stockholders, Holdco shall, on the Closing Date, issue to the Contributing Stockholders Ordinary Shares, in each case in the individual amounts opposite to the respective names of the Contributing Stockholders set forth on Schedule A (on a one-for-one basis) attached hereto. For the avoidance of doubt, no Contributing Stockholder is required to pay any monetary subscription price to Holdco for such Ordinary Shares.

(b) Holdco shall deliver to the Contributing Stockholders, contemporaneously with and subject to the performance of the obligations of the Contributing Stockholders under Section 3.1(a), a certified true copy of the register of members of Holdco showing the Contributing Stockholders as the holders of the Ordinary Shares, as the case may be, being transferred to the Contributing Stockholders pursuant to Section 3.1(a) and an original ordinary share certificate for the amount of such Ordinary Shares in the name of the Contributing Stockholders.

(c) Promptly after the Contribution, Holdco shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, the shares of Common Stock contributed to it in the Contribution to Merger Sub in exchange for one share of common stock, $0.01 par value per share, of Merger Sub.

Section 3.2 Merger and Deregistration. Upon the contribution by Holdco of its shares of the Common Stock to Merger Sub, Merger Sub will hold at least 90% of the outstanding shares of AGAC. At any time beginning at least 20 days following the date of the mailing of a Schedule 13E-3, or such later time as may be required to comply with Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other applicable laws, Holdco shall cause Merger Sub to merge with AGAC in a “short form” merger under Chapter 92A.180 of the Nevada Revised Statutes (the “Merger”) with AGAC continuing as the surviving corporation, and AGAC as the surviving corporation shall file relevant forms and other documents to suspend AGAC’s status as a reporting company under the Exchange Act.

ARTICLE 4. MISCELLANEOUS

Section 4.1 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 4.2 Governing Law. Other than the Merger, which by its terms will be governed by Nevada law, this Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the laws of a jurisdiction other than the State of New York. In any action or proceeding arising from or relating to this Agreement, the parties agree that the jurisdiction and venue shall be in the federal and state courts located in the County of New York, State of New York, and each party waives any objection it may have with respect to the jurisdiction of such courts or the inconvenience of such forum or venue.

Section 4.3 Expenses. Each party to this Agreement shall pay its own fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement including, but not limited to, the legal fees of counsel.

Section 4.4 Equitable Relief. Each party acknowledges that money damages would not be an adequate remedy in the event that any of the agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right any party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach by another party and each other party waives any objection to the imposition of relief of an equitable nature if warranted.

Section 4.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of other parties; provided that each Contributing Stockholder may assign this Agreement or any of its rights, interests or obligations hereunder to any affiliate of such Contributing Stockholder (except that no such assignment shall relieve the Contributing Stockholder of its obligations hereunder unless such affiliate has fully discharged its, his or her obligations hereunder).

Section 4.6 Schedule A. Schedule A identified in this Agreement is incorporated herein by reference and made a part hereof.

Section 4.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

Signature Page to Asia Green Food Enterprise Limited – Contribution Agreement

Schedule A

No.	Contributing Stockholders	Shares of Common Stock of AGAC owned by each Contributing Stockholder prior to the Contribution	Ordinary Shares of Holdco

1.	Zhan Youdai	22,467,568	22,467,568
2.	CID Greater China Venture Capital Fund III, L.P.	3,172,590	3,172,590
3.	Cai Jianxuan	1,852,875	1,852,875
4.	Ample Gold International Ltd	1,537,675	1,537,675
5.	Li Hoi Yeung	1,389,650	1,389,650
6.	Huang Shunmian	1,389,650	1,389,650
7.	Wong Ka Wa	576,625	576,625
8.	Jade Lane Group Limited	519,002	519,002
9.	HFG Investments Ltd	515,348	515,348
10.	Value Partners Hedge Master Fund Limited	100,000	100,000
11.	Halter Financial Investments, L.P.	210,900	210,900
12.	Ying Wong	202,445	202,445
13.	Xu Yihong	158,645	158,645
14.	Heping Wang	63,451	63,451
15.	Arthur Investments Advisory Co Ltd	51,530	51,530
16.	Yuanjia Xu	50,000	50,000
17.	Wensi Zhang	38,750	38,750
18.	Daiwu Chen	31,735	31,735
19.	Hui Deng	31,725	31,725
20.	Hong Hu	31,725	31,725
21.	Hong Zhang	12,690	12,690
22.	Zhang Yizi	12,690	12,690
23.	Xiang Zhou	4,250	4,250
24.	Xi Liang	375	375
25.	James H. Groh	1,381	1,382
26.	Heritage Management Consultants	31,200	31,200
	Total	34,454,475	34,454,475

Schedule A - Asia Green Food Enterprise Limited – Contribution Agreement

IN WITNESS WHEREOF, the undersigned has executed this Contribution Agreement as of the date first-above written.

Zhan Youdai

/s/ Zhan Youdai

Asia Green Food Enterprise Limited

By: /s/ Zhan Youdai
Name: Zhan Youdai
Title: Director

CID Greater China Venture Capital Fund III, L.P.

By: /s/ Hubert Chang
Name: Hubert Chang
Title: Director

Cai Jianxuan

/s/ Cai Jianxuan

Ample Gold International Ltd.

By: /s/ Wong Hung Yu
Name: Wong Hung Yu
Title: Director

Li Hoi Yeung

/s/ Li Hoi Yeung

Huang Shunmian

/s/ Huang Shunmian

Wong Ka Wa

/s/ Wong Ka Wa

Jade Lane Group Limited

By: /s/ Chen Wenxuan
Name: Chen Wenxuan
Title: Director

HFG Investments, Ltd.

By: /s/ Zhang Zhihao
Name: Zhang Zhihao
Title: Director

Value Partners Hedge Master Fund Limited

By: /s/ Eric Chow Cheung
Name: Eric Chow Cheung
Title: Investment Director

Halter Financial Investments, L.P.

By: /s/ George L. Diamond
Name: George L. Diamond
Title: Secretary

Ying Wong

/s/ Ying Wong

Xu Yihong

/s/ Xu Yihong

Heping Wang

/s/ Heping Wang

Arthur Investments Advisory Co Ltd

By: /s/ Gong Maoquan
Name: Gong Maoquan
Title: Director

Yuanjia Xu

/s/ YuanjiaXu

Wensi Zhang

/s/ Wensi Zhang

Daiwu Chen

/s/ Daiwu Chen

Hui Deng

/s/ Hui Deng

Hong Hu

/s/ Hong Hu

Hong Zhang

/s/ Hong Zhang

Zhang Yizi

/s/ Zhang Yizi

Xiang Zhou

/s/ Xiang Zhou

Xi Liang

/s/ Xi Liang

James H. Groh

/s/ James H. Groh

Heritage Management Consultants

By: /s/ James H. Groh
Name: James H. Groh